UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Airgas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NINTH PROXY NOTICE TO PARTICIPANTS OF

THE AIRGAS, INC. 401(k) PLAN

September 8, 2010

Dear Plan Participant:

The Airgas, Inc. (the “Company”) Annual Meeting of Shareholders will be held on September 15, 2010. The nominees of the Board of Directors of the Company and the other proposals to be considered and voted upon at the annual meeting were described in a previous mailing you should have received which also included the Proxy Statement of the Company. You should carefully review all previous materials received in addition to the enclosed materials on behalf of the Company.

The proxy materials included with this letter relate to your interest in the Airgas Common Stock Fund (the “Company Stock Fund”) in the Airgas, Inc. 401(k) Plan (the “Plan”). This notice, and any proxy voting instructions you give on the enclosed Confidential Voting Instruction Card, relate only to the shares of Airgas, Inc. common stock allocated to your Plan account (as a result of your investment in the Company Stock Fund). This notice does not relate to other shares you may own outside of the Plan and you may receive separate mailings relating to those shares.

Your Prompt Response Is Requested

As a participant in the Plan, you are encouraged to direct Vanguard Fiduciary Trust Company (“Vanguard”), the trustee of the Plan, to vote the shares of Airgas, Inc. common stock allocable to your Plan account. The enclosed WHITE Confidential Voting Instruction Card contains instructions on how to instruct Vanguard to vote in connection with the Company’s nominees and the other proposals on the agenda. Using the control number located on the applicable Confidential Voting Instruction Card you may instruct Vanguard by telephone toll-free at 1-888-221-0697 or on the Internet at www.proxyweb.com. You may also instruct Vanguard to vote by mailing your completed, signed, and dated Confidential Voting Instruction Card in the reply envelope included with your proxy materials.

Your voting instructions must be received by the proxy tabulator, MIS Broadridge, by the “Plan Deadline,” which is 4:00 p.m. Eastern Time on September 10, 2010. If you wish to change your voting instructions at any time prior to the Plan Deadline (and revoke previous instructions) you may do so by submitting new voting instructions to Vanguard’s proxy tabulator using the methods above. If you instruct Vanguard to vote more than once, only the latest instruction received by Vanguard’s proxy tabulator as of the Plan Deadline will determine your voting instruction – all previous voting instructions will be disregarded. Your voting instructions will be applied to the Airgas, Inc. common stock shares allocable to your Plan account at the close of business on the record date, July 19, 2010.

Please note that the terms of the Plan provide that Vanguard will vote the shares of Airgas, Inc. common stock allocated to your Plan account (as a result of your investment in the Company Stock Fund) as you direct by timely submitting your voting instruction. In addition, if your voting instructions are not received by Vanguard’s proxy tabulator by the Plan Deadline, you will be treated as directing Vanguard to vote the shares of Airgas, Inc. common stock allocable to your Plan account in the same proportion as the shares for which Vanguard has received timely direction from others who do submit their voting instruction, unless to do so would be inconsistent with Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

You Should Have Received Additional Materials From Vanguard

Air Products and Chemicals, Inc. (“Air Products”) has proposed nominees for the Board of Directors in addition to the Company’s nominees. You should have previously received additional proxy solicitation materials related to Air Products’ nominees. Those materials provided directions on how you can provide your voting instructions with respect to the Airgas, Inc. shares allocated to your Plan account using the Internet, telephone, and mail and contained a GOLD Confidential Voting Instruction Card with instructions as to how you may instruct Vanguard to vote for Air Products’ nominees. If submitting your voting instruction by mail, generally you should only submit either Airgas’ WHITE Confidential Voting Instruction Card OR Air Products’ GOLD Confidential Voting Instruction Card. If you submit both Airgas’ WHITE Confidential Voting Instruction Card and Air Products’ GOLD Confidential Voting Instruction Card, only the latest Confidential Voting Instruction Card received by Vanguard’s proxy tabulator as of the Plan Deadline will be used to determine your voting instruction – the other(s) will be disregarded.

Your Decision Is Confidential

All instructions received by the proxy tabulator and Vanguard from individual participants will be held in confidence and will not be divulged to any person, including the Company or Air Products, and any of their respective directors, officers, employees or affiliates.

For Additional Questions

All proxy solicitation materials are available at www.sec.gov. If you have questions regarding the proxy solicitation by the Company you may call Innisfree M&A Incorporated at (877) 687-1875 (toll-free). If you have questions about how to provide voting instructions to Vanguard, please contact Vanguard Participant Services at 1-800-523-1188 weekdays from 8:30 a.m. to 9:00 p.m. Eastern Time.

Sincerely,

Vanguard Fiduciary Trust Company